Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 ◊ Ph: 267-775-8100

Power Medical Interventions, Inc. Reports First Quarter 2008 Financial Results

Langhorne, PA — April 30, 2008 — Power Medical Interventions®, Inc. (NASDAQ: PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the first quarter ended March 31, 2008.

Financial Results

Sales in the three months ended March 31, 2008 were $2.2 million, a 23% increase compared with $1.8 million for the first quarter of 2007.  Included in the first quarter 2008 amount was approximately $478,000 of revenue attributable to sales of reload cartridges for the Company’s new i60 wireless hand-held linear stapler.  This represents a 77% increase over fourth quarter 2007 reload revenues of $270,000.

The Company’s gross margin was ($333,000) or (15%) of sales in the three months ended March 31, 2008 compared to a gross margin of 25% during the corresponding period in 2007.  The decrease in gross margin is attributable to increased cost of sales, including approximately $246,000 representing the cost of i60 and iDrive devices placed with hospitals during the first quarter and approximately $250,000 associated with a write off of components inventory due to a design enhancement of the i60 device.  The Company’s gross margins may experience fluctuations from period to period until we are able to realize further economies of scale in our purchasing and manufacturing process through increased manufacturing capacity utilization and automation.

Operating expenses in the three months ended March 31, 2008 increased by 76% to $11.4 million from $6.5 million during the corresponding period in 2007. On a sequential basis, operating expenses declined 19%, from $14.1 million in the fourth quarter of 2007, primarily as a result of a significant reduction in sales and marketing expenses. First quarter 2008 domestic and international sales and marketing expenses increased to $6.8 million from $3.3 million during the first quarter of 2007, but decreased by 21% from $8.6 million reported in the fourth quarter of 2007.  The decrease was a result of decreased personnel costs and sales commissions as well as reduced sales samples expenses. Research and development expenses for the first quarter of 2008 increased 58% to $1.6 million from $1.0 million in the corresponding 2007 period due to increased investment in product line extensions and product derivatives, as well as approximately $325,000 of component costs, primarily for the i60 green reload cartridges which were launched in April 2008.  General and administrative expenses for the first quarter of 2008 increased 36% to $3.0 million from $2.2 million in the corresponding period of 2007, but declined 17% compared to the fourth quarter of 2007.  The decrease from the fourth quarter of 2007 is a result of decreases in stock compensation expense, bonuses and other personnel related expenses.  Operating expenses for the first quarter of 2008 includes non-cash stock compensation expense of approximately $440,000 compared with $614,000 in the fourth quarter of

2007 and approximately $200,000 of severance costs associated with previously announced cost cutting initiatives.

Net loss applicable to common shareholders for the three months ended March 31, 2008 was $12.2 million, or $(0.71) per basic and diluted share, compared to net loss applicable to common shareholders of $8.2 million or $(2.19) per basic and diluted share for the corresponding period in 2007. The Company’s unrestricted cash and cash equivalents balance as of March 31, 2008 was approximately $23.5 million.

Michael Whitman, Founder, President and Chief Executive Officer, commented, “Following the FDA marketing clearance for the i60 and iDrive products in the second half of 2007, we have been working aggressively to educate the marketplace and drive market penetration.  We believe that our i60 reload revenue increase in the first quarter of 2008 provides evidence of the market acceptance and underpinning for future demand for the i60 especially in light of the fact we only had the blue reloads available during the quarter. In April, we launched our green reload cartridges for the i60, which means that we can now address a wider range of surgical applications.  We expect that sales of both green and blue reloads will become the largest source of recurring revenue for the Company in the future.”

“The remainder of this year is going to be a very exciting and busy time as we continue to roll out i60, iDrive and other iSeries products. We welcomed Michael Fard as Vice President of Operations during the first quarter, and he has already begun to implement improvements to our manufacturing processes to enhance operating efficiency and ensure overall product quality.  We are continuing our efforts to reduce our cash burn through ongoing cost reductions.   The combination of increased sales, expanded product offering and increased operating efficiency should result in improved market penetration and financial performance for the balance of 2008.”

Outlook

The Company is adjusting its previously announced guidance of sales for 2008 to be in the range of $18 to $22 million due to previously disclosed delays in its i60 product launch and the uncertainty of timing of market acceptance for the Company’s new products.  Based upon achieving these revenues, the Company anticipates a loss from operations in 2008 of $27 to $29 million.  As previously mentioned, a significant portion of the revenue growth is expected to occur in the third and fourth quarters of 2008 as the Company places more instruments with hospital accounts and reload firings increase.

About Power Medical Interventions, Inc.:

Power Medical Interventions®, Inc. is a pioneer in the design, development and manufacturing of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques that benefit surgeons, patients, hospitals and healthcare networks.  PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean.  The Company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about the company’s expected results of operations  for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as the following: we have a limited operating history and have sustained net losses in each year since our inception, which are likely to continue at least through 2008 as we continue to invest in the development of our business; we must increase our sales significantly in order to become profitable and are dependent in doing so on the success of our SurgASSIST platform and in particular of our newly released i60 and iDrive next generation products; we cannot be certain that our SurgASSIST platform will achieve the broad market acceptance necessary to develop a sustainable and profitable business; it may be more difficult than we anticipate to reduce our operating expenses in the near term, and our expense reduction initiatives may adversely affect our ability to execute our business plan; we will need substantial additional funding and we may be unable to raise capital when needed, which will force us to delay, reduce or eliminate our product development programs or commercialization efforts, or curtail or suspend our operations;  to successfully implement our business strategy, we will be required to develop and release new products and to enhance our existing products on a timely basis, and in the past, we have experienced delays in releasing new products and any future product development delays could adversely affect our results of operations; we have limited manufacturing experience and have encountered significant manufacturing difficulties in the recent past, and we may not be able to increase our production to provide an adequate supply of our products to customers; in order to achieve and sustain profitability, we must substantially improve our gross margins, and we cannot assure you that we will be able to achieve sufficient cost reductions in the manufacture of our products to achieve profitability; and we need to make significant improvements in our regulatory compliance operations and in our internal control over financial reporting as well as other improvements to our management, finance, technical and regulatory personnel, systems and facilities in order to support our expected growth.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions, Inc.

John P. Gandolfo, Chief Financial Officer

267-775-8100.

FD

Evan Smith, CFA

Evan.smith@fd.com

212-850—5606

Power Medical Interventions, Inc.

Consolidated Balance Sheets

	March 31, 2008 (unaudited)	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$23,472,717	$36,592,220
Restricted cash	1,750,000	1,750,000
Accounts receivable less allowance of $104,000 and $120,000 at March 31, 2008 and December 31, 2007, respectively	1,600,081	1,514,776
Inventory	9,003,350	7,371,205
Prepaid expenses and other current assets	1,058,561	1,178,493
Total current assets	36,884,709	48,406,694
Property and equipment, net	5,523,988	4,713,010
Intangible assets, net	939,993	965,303
Deferred financing fees	1,134,231	1,276,010
Other assets	257,609	261,862
Restricted cash	1,388,078	2,350,071
Total assets	$46,128,608	$57,972,950
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	4,698,523	$4,422,198
Accrued expenses	4,081,648	4,506,748
Current portion of long-term debt	69,230	69,230
Total current liabilities	8,849,401	8,998,176
Long-term debt, net of current portion	24,788,030	24,742,891
Deferred rent, net of current portion	644,945	691,873
Total liabilities	34,282,376	34,432,940
Shareholders’ equity (deficit):
Common stock, $.001 par value:
Authorized shares—200,000,000 at March 31, 2008 and December 31, 2007, respectively; issued and outstanding shares 17,107,052 at March 31, 2008 and December 31, 2007, respectively	17,107	17,107
Additional paid-in capital	198,174,449	197,733,981
Accumulated other comprehensive loss	(254,633)	(300,184)
Accumulated deficit	(186,090,691)	(173,910,894)
Total shareholders’ equity (deficit)	11,846,232	23,540,010
Total liabilities and shareholders’ equity (deficit)	$46,128,608	$57,972,950

Power Medical Interventions, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2008	2007
Sales	$2,224,206	$1,815,297
Cost of sales	2,557,169	1,351,264
	(332,963)	464,033
Costs and expenses:
Research and development	1,582,411	999,181
Sales and marketing	6,796,385	3,263,391
General and administrative	3,013,277	2,216,906
	11,392,073	6,479,478
Operating loss	(11,725,036)	(6,015,445)
Other income (expense):
Interest income	194,829	71,333
Interest expense	(649,590)	(5,795)
Total other income (expense)	(454,761)	65,538
Net loss	$(12,179,797)	$(5,949,907)
Accretion of preferred stock	—	(2,262,871)
Net loss applicable to common shares	$(12,179,797)	$(8,212,778)
Net loss per common share:
Basic and diluted	$(0.71)	$(2.19)
Weighted average number of common shares outstanding:
Basic and diluted	17,107,052	3,758,171